Exhibit 99.1

MARKMAN HEARING IN CUBICIN® PATENT LITIGATION

RESCHEDULED TO JUNE 9, 2010

Lexington, Mass., May 12, 2010 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced that the previously scheduled June 2, 2010, Markman hearing in the patent litigation against Teva Parenteral Medicines, Inc. (TPM), Teva Pharmaceuticals USA, Inc. and Teva Pharmaceutical Industries Ltd. has been rescheduled to June 9, 2010. The three-hour hearing will be held at the U.S. District Court for the District of Delaware starting at 9:00 a.m.

Cubist filed the lawsuit in response to an Abbreviated New Drug Application (ANDA) filed by TPM seeking U.S. Food and Drug Administration (FDA) approval to market a generic version of CUBICIN® (daptomycin for injection) prior to the expiration of Cubist’s patent rights. CUBICIN is marketed in the U.S. and internationally as therapy for serious skin and bloodstream infections caused by certain Gram-positive bacteria.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment. In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides. Cubist also promotes MERREM® I.V. (meropenem for injection) in the U.S. under an agreement with AstraZeneca. The Cubist clinical product pipeline currently consists of a Phase 2 program, added with Cubist’s acquisition of Calixa Therapeutics Inc. in December 2009, focused on the development of a novel cephalosporin to address certain serious infections caused by multi-drug resistant (MDR) Gram-negative organisms; a Phase 2 program for the treatment of CDAD (Clostridium difficile-associated diarrhea); and a Phase 1 program intended to address the unmet medical need for a treatment for serious infections caused by MDR Gram-negative pathogens. Cubist is also working on several pre-clinical programs, which would address areas of significant medical needs. These include an anti-infective program for the treatment of respiratory syncytial virus (RSV) in children, therapies to treat various serious bacterial infections, and agents to treat acute pain. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

AstraZeneca and MERREM are trademarks of the AstraZeneca group of companies.

Contacts:
Cubist Pharmaceuticals, Inc.	Weber Shandwick
Eileen C. McIntyre	Tara Murphy
Senior Director, Corporate Communications	(617) 520-7045
(781) 860-8533	tara.murphy@webershandwick.com
eileen.mcintyre@cubist.com